Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Blue Foundry Bank 401(k) Plan
Rutherford, New Jersey

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-254079) of Blue Foundry Bancorp of our report dated June 27, 2022 relating to the financial statements and supplemental schedule of the Blue Foundry Bank 401(k) Plan, which appears in this Annual Report on Form 11-K.

/s/ PKF O'Connor Davies LLP
Harrison, New York
June 27, 2022